UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Mistras Group, Inc.
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Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

April 5, 2019

Dear Mistras Shareholder:

I am pleased to invite you to attend the 2019 Annual Shareholders Meeting of Mistras Group, Inc. The meeting will be held at our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey on Wednesday, May 15, 2019 at 8:30 a.m., Eastern Time.

At the meeting, you and our other shareholders will be asked to vote on the following:

•	the election of eight directors to our Board of Directors;
•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019;
•	an advisory vote on our executive compensation;
•	any other business which properly comes before the meeting.

Regardless of whether or not you expect to attend the meeting in person, please read the accompanying proxy statement and vote as soon as possible. Information about how to vote is included in the accompanying proxy statement or proxy card or in the voting instructions you will receive from your bank or broker. It is important that your shares be represented.

Sincerely,

Sotirios J. Vahaviolos, Ph.D.	Dennis Bertolotti
Executive Chairman of the Board	President and Chief Executive Officer

Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

Notice of Annual Meeting

April 5, 2019

The Annual Shareholders Meeting of Mistras Group, Inc. will be held on Wednesday, May 15, 2019 at 8:30 a.m., Eastern Time at the Company’s headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The details of the meeting are as follows:

When:	8:30 a.m., Eastern Time, Wednesday, May 15, 2019

Where:	Mistras Group Headquarters 195 Clarksville Road Princeton Junction, New Jersey 08550

Items of Business:	•	Election of eight directors, constituting the entire Board of Directors.
	•	Ratification of KPMG LLP as our independent registered public accounting firm for 2019.
	•	An advisory vote on our executive compensation.
	•	Such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

Who can vote:	Holders of record of Mistras Group, Inc. common stock at the close of business on March 18, 2019 are entitled to vote at the meeting and any adjournment or postponement of the meeting.

Voting by proxy:	Please submit your proxy and/or voting instructions as described in the accompanying proxy statement or other proxy materials you receive promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors

Michael C. Keefe
Executive Vice President,
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.
This Proxy Statement and Mistras Group, Inc.’s 2018 Annual Report are available electronically on the Internet at
www.proxyvote.com and on the Company’s website at http://investors.mistrasgroup.com/financials.cfm.

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2019 annual meeting of shareholders (“2019 Annual Meeting”) and at any adjournment or postponement of the meeting. You are invited to attend the 2019 Annual Meeting, which will take place on May 15, 2019, beginning at 8:30 p.m., Eastern Time, at the Company’s headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. See the back cover of this proxy statement for directions. Shareholders will be admitted to the 2019 Annual Meeting beginning at 8:15 a.m., Eastern Time. Seating will be limited.

The terms “Mistras,” the “Company,” “we,” “our” and “us” mean Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, and our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MG.” Previously, our fiscal year was June 1 to May 31, and reference to a fiscal year prior to 2017 means the fiscal year ended May 31 of that year. For example, fiscal 2016 means the fiscal year ended May 31, 2016. On January 3, 2017, our Board approved changing our fiscal year to a calendar year effective with the year ended on December 31, 2016. Any reference to 2017 or a later year means that calendar year. This change in the fiscal year resulted in us having a seven-month transition period, commencing June 1, 2016 and ending on December 31, 2016, which is referred to in this proxy statement as the “transition period” or “transition 2016.”

Proxy Solicitation. The accompanying proxy is being solicited by our Board. The Notice of Annual Meeting and this proxy statement and proxy card or voting instructions are first being distributed to shareholders on or about April 5, 2019. In addition to this solicitation, employees of the Company may solicit proxies in person or by telephone. All costs of the solicitation of proxies will be borne by the Company. On the proxy card or voting instruction included in the materials, a shareholder of record (that is, a shareholder who holds the shares in his or her own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute proxy must present adequate identification to the Corporate Secretary or Inspector of Election for the meeting before the voting occurs. If you hold your shares in “street name” (that is, in the name of a bank, broker or other holder of record), contact your bank, broker or other holder of record for instructions and authorization to have someone attend the meeting for you.

At the 2019 Annual Meeting, the proxies appointed by the Board (the persons named in the proxy card or voting instructions) will vote your shares as you instruct. If you complete and submit your proxy without indicating how you would like to vote your shares, your proxy will be voted as the Board recommends.

Internet Availability of Proxy Materials. We are using the Internet as our primary means of furnishing proxy materials to shareholders as permitted by the rules of the Securities and Exchange Commission (“SEC”). Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient, less costly and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

Voting Recommendation of the Board. The Board recommends that shareholders vote:

•	FOR each of the eight nominees of the Board of Directors (Item 1);
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019 (Item 2); and
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Item 3).

Shareholders Entitled to Vote, Quorum. Shareholders of record of our common stock at the close of business on March 18, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting and any adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 28,562,258 shares outstanding.

Votes Needed. The following sets forth the votes needed for each agenda item to pass.

Agenda Item	Votes Needed
1. Election of Directors	Plurality, meaning the eight nominees receiving the most votes for their election will be elected.
2. Ratification of Appointment of Auditors	Majority of the shares of common stock present or represented at the meeting.
3. Advisory Vote on Executive Compensation	Majority of the shares of common stock present or represented at the meeting.

For Item 1, Election of Directors, as set forth in the Director Resignation Policy described on Page 7, each director has agreed that if he or she receives more “Withheld” votes than “For” votes, the director will tender his or her resignation for consideration by the Corporate Governance Committee and the independent members of the Board. Abstentions from voting on Item 2 will have the practical effect of a vote against that proposal because an abstention results in one less vote for the proposal. For Item 3, abstentions from voting and broker non-votes will have the practical effect of a vote against the proposal because an abstention or broker non-vote results in one less vote for the proposal.

If you hold your shares through a bank or broker and you do not instruct your bank or broker how to vote your shares, these shares are considered broker non-votes. Brokers may not vote your shares on the election of directors or on Item 3 in the absence of your specific instructions as to how to vote. See “Effect of Not Casting Your Vote” below.

How to Vote. Shares held in your name as the shareholder of record may be voted by you in person at the 2019 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2019 Annual Meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2019 Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

You have the option of voting your shares over the Internet, by telephone or completing and returning a proxy card or voting instruction card. Voting over the Internet or telephone authorizes the named proxies to vote your shares as you direct. If you receive paper copies of our proxy materials and a proxy card or voting instruction card, you can also vote by marking, signing, and returning your proxy card or voting instruction card as directed in the materials you receive. More information on how to vote by proxy is included in the proxy materials.

If any matters are properly presented for consideration at the 2019 Annual Meeting, the persons named in the proxy card will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the 2019 Annual Meeting.

Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you vote by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary at Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. If you vote over the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting and notifying the Corporate Secretary or Inspector of Election that you are changing your earlier vote. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Corporate Secretary or Inspector of Election before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in “street name,” you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count on Item 1 (election of directors) or Item 3 (advisory vote on executive compensation), you will need to instruct your bank or broker how you want your shares voted. If you hold your shares in street name and you do not instruct your bank or broker how to vote on Item 1 or Item 3, no votes will be cast on your behalf on either of these items for which you did not provide voting instructions. Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2). Abstentions for Items 2 or 3 will have the practical effect of a vote against such Item.

If you are a shareholder of record and do not return your proxy or attend the meeting, your shares will not be considered present at the meeting for voting purposes or determining whether we have a quorum and no votes will be cast for your shares at the meeting. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board, which will be in favor of all the nominees listed in Item 1 and in favor of Items 2 and 3. If you return your proxy but abstain from voting on one or more of the items of business, no votes will be cast on your behalf on any of the items of business at the meeting on which you abstained, but your shares will be counted for determining whether a quorum is present to conduct the meeting.

Tabulating the Votes. A representative from Broadridge Financial Services will tabulate the votes and will serve as Inspector of Election at the 2019 Annual Meeting.

Voting Results. We will announce preliminary voting results at the meeting. Voting results will also be disclosed in a Form 8-K filed with the SEC soon after the meeting, which will be available on our website.

CORPORATE GOVERNANCE

Overview

Our Board is committed to maintaining good corporate governance practices and believes this is an important element of our long-term success and the enhancement of shareholder value. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. Our Board continuously reviews our governance practices and updates them, as appropriate, based upon Delaware law (the state in which we are incorporated), NYSE rules and listing standards, and SEC regulations, as well as best practices suggested by recognized governance authorities.

All of our relevant corporate governance documents are available on the corporate governance section of the investor page at our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our:

•	Audit Committee Charter
•	By-Laws
•	Certificate of Incorporation
•	Code of Conduct
•	Code of Ethics for Executive Officers and Senior Financial Officers and Managers
•	Compensation Committee Charter
•	Complaint Procedures for Accounting and Auditing Matters
•	Corporate Governance Committee Charter
•	Corporate Governance Guidelines
•	Director Nominating Process and Policy
•	Director Qualification Criteria
•	Director Resignation Policy
•	Incentive Compensation Recoupment Policy
•	Insider Trading Compliance Policy
•	Related Person Transaction Policy
•	Securityholder Communication Policy
•	Stock Ownership Guidelines

Board of Directors and Director Independence

Our Board has set the number of directors for the Board at eight and currently the eight members consist of Dennis Bertolotti, Nicholas DeBenedictis, James J. Forese, Richard H. Glanton, Michael J. Lange, Manuel N. Stamatakis, Sotirios J. Vahaviolos and W. Curtis Weldon. Michael Lange has decided not to stand for re-election as a director at the 2019 Annual Meeting, but will remain with the Company in his position of Senior Executive Vice President at the conclusion of the 2019 Annual Meeting. In his place, at the recommendation of the Corporate Governance Committee, the Board has nominated for election Michelle J. Lohmeier. Information about Ms. Lohmeier is set forth on page 13 under Election of Directors. The Board and the Company would like to thank Michael Lange for his valuable and dedicated service as a member of the Board and are grateful that he will remain with the Company in his executive role.

In February and March 2019, the Board and Corporate Governance Committee undertook a review of the independence of the directors and the director nominee and considered whether any director or director nominee has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that Messrs. DeBenedictis, Forese, Glanton, Stamatakis and Weldon, representing five of our eight current directors and all our current non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company. The Board also determined that director nominee Ms. Lohmeier will be an “independent director” as defined under the NYSE rules, if she is elected, because she has no material relationships with the Company.

In making this determination, the Board took into account that one of the companies owned and operated by Manuel Stamatakis, Capital Management Enterprise (“CME”), provides benefits consulting services to the Company. The Company did not pay any fees to CME in 2018. The compensation received by CME in 2018 for work related to Mistras was paid directly to CME by the third-party benefits providers in the form of normal and customary commissions. The remaining independent directors considered all the facts and circumstances, including the fees CME received from third parties related to work with Mistras, and determined that Mr. Stamatakis satisfies the independence requirements of the NYSE and SEC for directors serving on the Audit Committee and the Compensation Committee.

Committees of the Board

Our Board has established three standing committees: Audit Committee, Compensation Committee and Corporate Governance Committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below and a description of each committee follows.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee
Nicholas DeBenedictis	Member
James Forese	Chair	Member
Richard Glanton		Chair	Member
Manuel Stamatakis	Member	Member	Chair
Curtis Weldon			Member

Audit Committee

Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy and that Messrs. DeBenedictis and Forese qualify as audit committee financial experts under the applicable requirements of the NYSE and SEC rules and regulations. The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and
•	preparing the audit committee report included in our proxy statement.

Compensation Committee

All of the members of our Compensation Committee qualify as independent. The Compensation Committee is responsible for, among other things:

•	reviewing and approving the following for our executive officers: annual base salaries, cash and equity incentive compensation, including specific goals, targets and amounts, other equity compensation, employment agreements, severance and change in control arrangements and any other benefits, compensation or arrangements;
•	reviewing and recommending, in conjunction with the Corporate Governance Committee, compensation programs for outside directors;
•	reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement;
•	appointing, overseeing and determining the work and compensation of any compensation consultant, independent legal counsel or other adviser retained by the compensation committee; and
•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

Our Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to the Board nominees for election at each annual meeting of shareholders;
•	reviewing our corporate governance principles and practices and recommending changes, as appropriate, in light of developments in governance practices;
•	overseeing the evaluation of our Board and management;
•	reviewing succession planning;
•	recommending members for each Board committee to our Board;
•	reviewing compensation programs for our outside directors with the Compensation Committee; and
•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our executive officers.

Board Leadership Structure

Under our corporate governance guidelines, the Board does not have a policy on whether or not the roles of the Chairman and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time, as different leadership structures for a board of directors have their own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company.

In August 2017, as part of the executive succession planning, the Board separated the roles of Chairman and CEO. The Company’s founder and largest shareholder (approximately 40%), Sotirios Vahaviolos, historically served as our Chairman and CEO. Effective August 10, 2017, Dennis Bertolotti, our President and Chief Operating Officer at that time, became our President and CEO, and Dr. Vahaviolos remained as the Chairman of the Board in the role of Executive Chairman.

The combined Chairman/CEO model is a leadership model that has served our shareholders well in the past. However, as the Board implemented the succession plan developed by Dr. Vahaviolos and the independent directors of the Board, the Board determined that separating the roles was in the best interest of our shareholders at this time. Under this structure, Dr. Vahaviolos, as Executive Chairman, can continue to contribute his in-depth knowledge of the issues, opportunities and challenges we face, while Mr. Bertolotti, as CEO, can provide his insights as to the market, strategy and day-to-day operations.

Lead Director

The Board established the position of independent Lead Director, which the Board determined should be the chair of the Corporate Governance Committee. Mr. Stamatakis currently serves as the chair of the Corporate Governance Committee and the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions, including follow up actions; and is involved in other governance matters. The Board determined that the Lead Director continues to serve an important role for the independent directors after the separation of the Chairman and CEO roles.

Code of Ethics and Code of Conduct

We have a Code of Ethics for Executive Officers and Senior Financial Officers and Managers, which applies to our CEO, chief financial officer (“CFO”), chief accounting officer, all other executive officers, the controller, the treasurer, the director of audit, the director of tax, the managing directors and controllers of international operations and other finance and accounting managers designated by the CEO or the CFO. This code of ethics requires that our leaders covered by the code act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public. We have also adopted a Code of Conduct that applies to all of our employees, officers and directors. Our Code of Conduct establishes guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all employees to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting valuable company assets, avoiding conflicts of interest, and other matters involving good corporate conduct.

Nomination of Directors

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders. To facilitate this process, the Corporate Governance Committee and the Board adopted our Director Nominating Process and Policy and the Director Qualification Criteria. The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance Committee takes into account the Board’s current and anticipated strengths and needs. Among the criteria considered by the committee are experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, general business matters and industry knowledge, as well as diversity within the Board. While the Board does not have a specific policy on Board diversity, it is one aspect the Corporate Governance Committee and the Board take into account when considering potential director candidates.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputation consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee is also cognizant of having at least one independent director who meets the definition of an audit committee financial expert under SEC rules.

The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria.

If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by January 6, 2020 in order to receive adequate consideration for the 2020 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria. For a shareholder to nominate a director for election, the shareholder must meet the requirements of our bylaws and make the nomination in the time required by our bylaws, as set forth on page 33 under “Shareholder Proposals and Other Matters.”

Director Resignation Policy

The Board has a Director Resignation Policy which provides that, in an uncontested election for directors, if a nominee for director receives more votes “withheld” or “against” than votes “for” his or her election, the director will promptly tender an offer of his or her resignation following certification of the shareholder vote. An uncontested election is any election of directors in which the number of nominees for election is less than or equal to the number of directors to be elected.

The Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer, which the independent members of the Board will decide. The Corporate Governance Committee and Board will evaluate any such tendered resignation based upon the best interests of the Company and its shareholders. When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:

•	allow the director to remain on the Board but not be nominated for re-election to the Board at the next election of directors;
•	defer acceptance of the resignation until the vacancy the resignation will create can be filled by the Board with a replacement director meeting the necessary qualifications; or
•	allow the director to remain on the Board if, in the view of the Corporate Governance Committee, the director has or is expected to correct the reason for the negative vote.

In addition, the policy provides that if a director’s principal occupation or business association changes substantially during his or her tenure as a director, the director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee, in consultation with the Chairman of the Board, will recommend to the Board the action, if any, to be taken with respect to the resignation.

Stock Ownership Guidelines and Incentive Compensation Recoupment Policy

The Board adopted stock ownership guidelines for all directors and executive officers. Non-employee directors are required to hold all shares awarded during the prior three years (excluding shares a director has elected to take in lieu of cash fees). The guidelines for our executive officers are discussed on page 24 in the Compensation Discussion and Analysis. The Board has also adopted an Incentive Compensation Recoupment Policy (often referred to as a claw-back policy), which is also discussed on page 25 in the Compensation Discussion and Analysis.

Other Key Governance Matters

Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is led by the Board and the Audit Committee, but some areas are administered by committees tasked by the Board with oversight of specific risks, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors
Strategic, financial and execution risks and exposures associated with the annual plan, and strategic planning (including matters affecting capital allocation); other matters that may present material risk to the Company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, cyber security, financial policies, investment guidelines and credit and liquidity matters; compliance matters; and management’s risk management programs.

Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance and succession planning.

Compensation Committee
Risks and exposures associated with leadership assessment, management development, and executive compensation programs and arrangements, including incentive plans. The Compensation Committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

The Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.

The Board believes the revised Board structure of separating the Chairman and CEO roles provides an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of our ability to manage these risks.

Meetings. The following chart sets forth the number of meetings held by the Board and each of the three standing committees in 2018, and the number of private or executive sessions held by each (sessions of only independent directors without management) in 2018.

	Meetings	Executive Sessions
Board of Directors	8	5
Audit Committee	9	4
Compensation Committee	7	—
Corporate Governance Committee	4	—

Each director attended at least 75% of the total meetings of the Board and the committees on which the director served.

Annual Meeting Attendance. The Company expects all directors and the director nominee to attend the 2019 Annual Meeting. All our directors elected at our 2018 annual shareholders meeting attended that meeting.

Communication with the Board. Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy.

Term Limits; Mandatory Retirement. The Board has decided not to have term limits or a mandatory retirement age for directors. The Board believes that a director should be evaluated based upon his or her abilities and contributions to the Board and an assessment of that individual’s qualities and qualifications to continue to serve as a director on the Board. Term limits and mandatory retirement may deprive the Board of a valuable member with great insight and detailed knowledge of us and our industry.

DIRECTOR COMPENSATION

For 2018, non-employee directors received fees of $17,500 per quarter ($70,000 annually) and semi-annual equity grants of $40,000 ($80,000 annually) in shares of our common stock. The committee chairperson quarterly fees were $2,500 for the Audit Committee and $1,875 for the Compensation Committee and for the Corporate Governance Committee. The director fees and committee chair fees are paid quarterly in cash.

The following is the compensation paid to our non-employee directors in 2018.

	Cash	Stock	Total
Nicholas DeBenedictis	$70,000	$80,001	$150,001
James Forese	$80,000	$80,001	$160,001
Richard Glanton	$77,500	$80,001	$157,501
Manuel Stamatakis	$77,500	$80,001	$157,501
W. Curtis Weldon	$70,000	$80,001	$150,001
(1)	Stock awards are valued based upon the grant date fair value in accordance with FASB ASC Topic 718, which utilizes the closing price on the grant date. However, for purposes of determining the number of shares awarded to directors, the Company used the average of the high and low trading prices over a three trading day period ending on the grant date, which is the reason for the difference between the award values above and the intended market value, using the three trading day average.

For 2019, the director compensation will remain the same as 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Messrs. Forese, Glanton and Stamatakis served as members of our Compensation Committee. None of the members of our Compensation Committee has been an officer or employee of Mistras, or had any other relationship with us requiring disclosure in this proxy statement. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS, PROCEEDINGS AND RELATED PERSON TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

We have a Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K. Related persons include our directors, director nominees, executive officers and their family members and persons controlling more than 5% of our common stock.

Under the Related Person Transaction Policy, all our directors and executive officers have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Corporate Governance Committee, and in some cases the Audit Committee, will review all the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval of a transaction by the Corporate Governance Committee is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.

Transactions with Related Persons

There are no family relationships between or among any of our directors, nominees and executive officers.

We lease our headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority-owned by Dr. Vahaviolos. The lease provides for monthly payments of approximately $74,000 through

October 31, 2015, with annual increases of 3% to a maximum monthly payment of approximately $96,500 during the last year of the lease term, which expires October 31, 2024. The monthly payments during 2018 were approximately $80,800 for January to October and $83,200 for November and December.

Our French subsidiary leases office space located at 27 Rue Magellan, Sucy-en-Brie, France, which was partly owned by Dr. Vahaviolos. Dr. Vahaviolos sold his interest in the building in 2018 and the total lease payments in 2018 were approximately $100,000.

Our subsidiary in Greece entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as its Vice President and Managing Director. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During 2018, Dr. Vahaviolos’ daughter received $142,900 in total compensation and benefits. In addition, Dr. Vahaviolos’ daughter personally guaranteed payments on a lease for office space and other obligations of our Greek subsidiary. We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty.

In connection with our Class B Convertible Redeemable Preferred Stock financing prior to our initial public offering in October 2009, we entered into an investor rights agreement with our preferred stockholders, including Dr. Vahaviolos. This agreement grants Dr. Vahaviolos registration rights with respect to shares of our common stock which were issued to him at the time of our IPO resulting from the conversion of his shares of preferred stock.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

Stock Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2019 by (1) each of our directors and nominees for director, (2) each of the executive officers named in the summary compensation table, (3) all our directors and executive officers as a group, and (4) all other shareholders known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Shares of common stock that may be acquired by an individual or group within 60 days of March 1, 2019 pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. As of March 1, 2019, we had 28,562,158 shares of common stock outstanding.

We believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders, except as disclosed otherwise. The address for the directors and named executive officers listed below is c/o Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

Name	Shares Beneficially Owned	Percentage of Class
Directors, Director Nominees and Officers
Dennis Bertolotti(1)	118,895	*
Nicholas DeBenedictis(2)	47,695	*
James J. Forese	74,822	*
Richard H. Glanton	21,624	*
Michael J. Lange(1)	419,185	1.5%
Manuel N. Stamatakis	87,392	*
Sotirios J. Vahaviolos(1)	12,176,819	39.8%
W. Curtis Weldon	13,053	*
Michelle J. Lohmeier	—	—
Jonathan H. Wolk(1)	82,909	*
Edward J. Prajzner	—	—
Michael C. Keefe(1)	33,118	*
Directors, Director Nominees and Executive Officers as a Group(1)	13,075,512	42.4%

Name	Shares Beneficially Owned	Percentage of Class
Other 5% Holders
Wellington Management Group LLP and affiliates(3)	2,855,007	10%
The Vanguard Group and affiliates(4)	1,516,435	5.3%
*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes options to purchase common stock exercisable as of March 1, 2019 or within 60 days thereafter and all unvested restricted stock units with only time-based restrictions (“RSUs”) for the following amounts:
	Options	RSUs	Total
Dennis Bertolotti	—	43,936	43,936
Michael C. Keefe	—	18,818	18,818
Michael J. Lange	139,358	29,301	168,659
Sotirios J. Vahaviolos	1,950,000	87,838	2,037,838
Jonathan H. Wolk	—	34,395	34,395
Directors and Executive Officers as a Group	2,089,358	214,288	2,303,646
(2)	Consists of 25,000 shares owned by Mr. DeBenedictis’ spouse and 22,695 owned by Mr. DeBenedictis jointly with his spouse.
(3)	Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2018 on behalf of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(4)	Based upon a Schedule 13G filed with the SEC for the year ended December 31, 2017 on behalf of The Vanguard Group, Vanguard Fiduciary Trust Company and Vanguard Investment Australia, Ltd. The address is 100 Vanguard Blvd., Malvern, PA 19335.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2018, all reports for our executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that Mr. Weldon was late filing one Form 4 report for the sale of shares, Mr. Stamatakis was late filing one Form 4 report for a purchase of shares, and Messrs. DeBenedictis, Forese, Glanton, Stamatakis and Weldon were each late filing one report of an award of shares representing director compensation.

PROPOSALS REQUIRING SHAREHOLDER APPROVAL

ITEM 1:	ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance Committee, the Board has recommended that all the current directors, except for Michael Lange, who decided not to stand for re-election, be nominated for election to the Board. The Board has also nominated Michelle Lohmeier for election to the Board at the 2019 Annual Meeting. Ms. Lohmeier was referred to the Corporate Governance Committee by a third-party search firm retained by the Corporate Governance Committee to identify qualified director candidates for the Board. Directors who are elected at the 2019 Annual Meeting will serve a one-year term expiring at the 2020 annual shareholders meeting or until their successors have been elected and qualified, or until their death or resignation.

The following contains the background, experience and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that contributed to the determination by the Corporate Governance Committee and the Board that the nominee should serve as a director. Several of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board. In addition, Messrs. Forese and Stamatakis and Dr. Vahaviolos have been on our Board for over ten years and have a wealth of knowledge about our business, industry and corporate culture that provides great value to the functioning and decision-making of the Board.

We believe that each nominee for election as director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

Nominees:

Dennis Bertolotti
Director since August 2017; Age 59

Dennis Bertolotti is our President and CEO, having taken over as CEO on August 10, 2017, at which time he was elected to the Board by all our directors. Prior to becoming our CEO, Mr. Bertolotti was our President and Chief Operating Officer, positions he assumed June 1, 2016. Prior to becoming President and COO, Mr. Bertolotti was the Group Executive Vice President, Services America. Mr. Bertolotti has been with Mistras since the Company acquired Conam Inspection Services in 2003, where Mr. Bertolotti was a Vice President at the time of the acquisition. Mr. Bertolotti has been in the NDT business for over 30 years, and previously held American Society for Nondestructive Testing (ASNT) Level III certifications and various American Petroleum Institute, or API, certifications, and received his Associate of Science degree in NDT from Moraine Valley Community College in 1983. Mr. Bertolotti has also received a Bachelor of Science and MBA from Otterbein College

Mr. Bertolotti brings to the Board his in-depth knowledge of the operations of the business, including the strategic and operational opportunities and challenges we face. Mr. Bertolotti has proven during his ever-increasing levels of responsibilities with the Company that he has excellent vision and strategic perspective as to the direction of our industry and how to position us to take advantage of future changes in customer demands. Mr. Bertolotti was named our CEO due in part to the strong leadership has demonstrated over the past several years, and he will bring these leadership skills to the Board.

Nicholas DeBenedictis
Director since 2015; Age 73

Nicholas DeBenedictis served as Chief Executive Officer of Aqua America, Inc. from 1992 until his retirement in 2015, and was the Chairman of the Board of Aqua America from 1993 until his retirement as CEO in 2015, and thereafter held the position of non-executive Chairman of the Board until December 2017. Mr. DeBenedictis is now on the Aqua America board as Chairman Emeritus. Mr. DeBenedictis served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon Corporation) from 1989 until 1992; as President of the Greater Philadelphia Chamber of Commerce from December 1986 to April 1989; and as the Secretary of the Pennsylvania Department of Environmental Resources from 1983 to 1986. Mr. DeBenedictis is also a director of Exelon Corporation and P.H. Glatfelter Company, and also serves on the boards of various Pennsylvania area non-profit, civic and business organizations. Mr. DeBenedictis received a B.S. in business administration and a M.S. in environmental engineering and science from Drexel University and has received honorary doctorates from Drexel University, Misericordia University and Widener University.

The Board believes that Mr. DeBenedictis is a qualified candidate because of his knowledge, experience and demonstrated success from serving for over 20 years as the chairman and chief executive officer of a substantial public company. He has also served as an executive of a major electric utility, the head of Pennsylvania’s environmental regulatory agency, and as a director of two other public companies in addition to his role as Chairman at Aqua America, including, from time to time, as a member of the corporate governance, audit, finance and compensation committees of those companies. The Board believes that the experience, insights and knowledge Mr. DeBenedictis has from his leadership roles in business and community activities are important qualifications, skills and experience that will provide valuable assistance to the Board and greatly contribute to the overall knowledge of the Board and its ability to address the issues the Board and we confront.

James J. Forese
Director since 2005; Age 83

Mr. Forese is the recently retired Operating Partner and Chief Operating Officer of HCI Equity Partners, positions he has held since he joined the firm in 2003. Prior to joining HCI Equity Partners, Mr. Forese served as Chairman, President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alco Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese was a director and a chairman of the audit committee and a member of the compensation committee and environmental, health & safety committee of Progressive Waste Solutions, and non-executive chairman since 2010 until its merger with Waste Connections, Inc. in 2017, and serves on the board of directors of several private companies. Mr. Forese also served as a director, audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from 2003 until

2008 and was on the board of directors of SFN Group (formerly Spherion Corporation) from 2003 until its acquisition by Randstad North America in 2011, and was its non-executive chairman and chairman of the corporate governance and nominating committee. Mr. Forese was also formerly a director of Lexmark International, NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience. In addition, Mr. Forese’s experience with audit committees and his tenure as Vice President of Finance and Controller at IBM provides the Board with an audit committee financial expert which further strengthens key functions of the Board and Audit Committee, such as oversight of financial reporting and internal controls.

Richard H. Glanton
Director since 2009; Age 72

Mr. Glanton is Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company and managing member of ElectedFace LLC, an on-line service that connects people to elected officials. From 2003 to 2007, Mr. Glanton served as Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton currently serves on the Board of The GEO Group, Inc., where he is chairman of the audit and finance committee and the compensation committee and serves on the nominating and corporate governance committee, executive committee and various other standing committees; and is a member of the Board of Trustees of Lincoln University. Mr. Glanton has more than 25 years of legal experience in law firms, over a decade of executive experience and has close to 30 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. in English from West Georgia College and a J.D. from University of Virginia School of Law.

The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board's collective knowledge, capabilities and experience.

Michelle J. Lohmeier
New nominee; Age 56

Ms. Lohmeier is currently serving as a senior advisor to the Chief Executive Officer of Spirit AeroStructures, having recently retired from her position as Senior Vice President and General Manager of Airbus Programs at Spirit AeroStructures, a position she held since June 2015. Prior to joining Spirit AeroStructures, Ms. Lohmeier held many senior positions during her years at Raytheon Company, her last position being Vice President of the Land Warfare Systems product line at Raytheon Missile Systems. In that position, Ms. Lohmeier had responsibility for the development and production of all Army and U.S. Marine Corps missile programs. Previously, Ms. Lohmeier was the program director for the design, development and production implementation of the Standard Missile-6 weapon system for the U.S. Navy. Ms. Lohmeier also served as the production chief engineer for the AMRAAM Program. In addition, Ms. Lohmeier directed Software Engineering, where she was responsible for software development, software quality and configuration management for all Missile Systems programs. She began her career with Hughes Aircraft Company as a system test engineer. Ms. Lohmeier earned a bachelor’s degree and a master’s degree in systems engineering from the University of Arizona.

The Board believes that Ms. Lohmeier’s extensive knowledge and experience in the aerospace industry, business acumen and the leadership and executive skills she has demonstrated by serving in senior positions with Spirit AeroStructures and Raytheon provide an operational perspective that is valuable to the Board and the Company. In addition, Ms. Lohmeier’s extensive aerospace industry knowledge should provide the Board with important insight into one of the Company’s strategic growth areas. Ms. Lohmeier’s experience as an operational leader involved in technology development and strategic initiatives will also provide a valuable perspective for the Board.

Manuel N. Stamatakis
Director since 2002; Age 71

Mr. Stamatakis is the President and Chief Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Pennsylvania. Mr. Stamatakis was also a founding member of First Financial Resources, a national financial services organization with over 120 offices nationwide. Over the years, Mr. Stamatakis has served on the boards of numerous not-for-profit, charitable and for-profit organizations, and currently serves, among others, as Chairman of the Board of Visit Philadelphia, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation; and Chairman of the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in Industrial Engineering from Pennsylvania State University and received an honorary Doctorate of Business Administration from Drexel University.

The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a successful services business provides the Board with important skills, knowledge and experience, particularly those gained from starting and leading a business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a founder, President and CEO of a business enterprise and as a board member of numerous not-for-profit and for-profit organizations, some of which are very significant in size and scope.

Sotirios J. Vahaviolos
Director since 1978; Age 72

Dr. Vahaviolos is our Executive Chairman, and until August 10, 2017, had been our Chairman and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp. Prior to forming Mistras, Dr. Vahaviolos was a scientist and manager at AT&T Bell Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from Columbia University School of Engineering. During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG). Dr. Vahaviolos is also a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life board member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.

Dr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company’s founder, Chairman and CEO, his leadership of our Company for almost four decades during various economic cycles and his 40% ownership interest in the Company positions him well to serve as our Executive Chairman.

W. Curtis Weldon
Director since 2014; Age 71

Mr. Weldon served 20 years in the United States Congress as Representative for the 7th District of Pennsylvania from 1987 to 2007. Mr. Weldon retired from Congress as Vice Chairman of the Armed Services Committee and Vice Chairman of the Homeland Security Committee and during his tenure also served as Vice Chair, House Armed Services Committee; Chairman, Tactical Air and Land Forces Subcommittee; Chairman, Military R&D Subcommittee; Vice Chair, Homeland Security Committee; and Member, House Science Committee. Mr. Weldon also organized and chaired the National Disaster Fire and EMS Caucus for 20 years and served as America’s Honorary Fire Chief. Mr. Weldon also served on 60 Bi-Partisan Congressional Delegations to over 125 countries. Since his retirement from Congress, Mr. Weldon founded Jenkins Hill International in 2007, which provides national and international consulting services. Mr. Weldon also serves on the board of advisors or directors of numerous organizations, including the U.S. Congress Defense & Security Task Force, Department of Homeland Security Technical Advisory Panel, Center for Campus Fire Safety, Safe-Ports, 7CGEO, and Monarch Aviation, and is actively involved in fire safety and prevention and first responders organizations. Mr. Weldon received his BA in Humanities with concentration in Russian Studies from West Chester University, and an associate degree in Fire Science from Delaware County Community College and is a National Fire Prevention Association Certified Fire Protection Specialist.

The Board believes that Mr. Weldon’s vast experience in Congress and his leadership roles in foreign affairs bring unique insight and experience to the Board. In addition, Mr. Weldon’s experience in foreign relations in many countries will provide valuable assistance to the Company as we address various issues involving our international business. Mr. Weldon’s experience with and knowledge of government will also assist the Company as we look to grow our asset protection solutions offerings for public infrastructure, such as bridges, and military equipment, such as aircrafts. Mr. Weldon’s leadership in fire safety and prevention is also complimentary to our emphasis on safety and accident prevention.

Vote Required and Recommendation of the Board. The eight nominees receiving the greatest number of votes cast for their election as directors will be elected. The Board intends to vote all proxies for the election of each of these nominees, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the election of the above-named nominees as directors.

ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2019. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of shareholders on the appointment. The Audit Committee will reconsider the appointment of KPMG if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appoint a different independent registered public accounting firm if the committee determines that such a change would be in our and our shareholders’ best interests.

A representative of KPMG is expected to attend the 2019 Annual Meeting and will have the opportunity to make a statement if the KPMG representative desires to do so and to respond to appropriate questions presented at the meeting.

Vote Required and Recommendation of the Board. The ratification of the appointment of the independent registered public accounting firm will be approved if a majority of the shares of common stock present or represented by proxy at the 2019 Annual Meeting vote for this item. The Board intends to vote all proxies for the ratification of KPMG, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2019.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of Mistras Group, Inc. (the “Company”) by providing oversight of the financial reporting process, accounting policies and procedures and the system of internal controls of the Company. The Company’s management is responsible for preparing the Company’s consolidated financial statements and designing and monitoring a system of internal controls. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent, integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and expressing its opinion on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, based upon its audit. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and KPMG.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and KPMG. These meetings also included private sessions with the internal auditors, KPMG, the Chief Executive Officer, the Chief Financial Officer and other members of management at Audit Committee meetings and such other times as the Audit Committee deemed appropriate. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2018 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal auditors and KPMG. The Audit Committee also discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

The Audit Committee has discussed with KPMG matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). In addition, KPMG provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee and KPMG have discussed KPMG’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by KPMG and the fees and costs billed and expected to be billed by KPMG for those services and concluded that the provision of these services by KPMG is compatible with maintaining KPMG’s independence.

Based upon these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

James Forese, Chairman
Nicholas DeBenedictis
Manuel Stamatakis

Fees of Our Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG for professional services rendered for the audit of the 2018 and 2017 financial statements and for the other services listed below.

	2018	2017
Audit Fees	$2,460,000	$2,550,000
Audit-Related Fees	133,000	73,000
Tax Fees	—	23,000
All Other Fees	—	—
Total	$2,593,000	$2,646,000

Audit Fees: Audit fees for all periods consisted of aggregate fees billed for professional services rendered for the integrated audit of our consolidated annual financial statements and internal control over financial reporting and, reviews of interim consolidated financial information.

Audit-Related Fees: Consisted of fees for performing statutory audits for certain international subsidiaries and review of accounts for acquisitions.

Tax Fees: Consisted of U.S. and Canadian tax compliance services for an acquisition in 2017.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services and permissible non-audit services, and related fees, conducted by our independent auditor. All the fees and services described above were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of its auditing function.

ITEM 3:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is asking our shareholders to cast an advisory vote on the compensation paid to our named executive officers as set forth in the Summary Compensation Table and other compensation tables and narratives under the “Executive Compensation” section of this proxy statement and as described in the “Compensation Discussion and Analysis” section of this proxy statement.

The Compensation Committee of the Board recommends, approves and governs all of the compensation policies and actions for all our named executive officers. The section of this proxy statement captioned "Compensation Discussion and Analysis" provides an extensive discussion of our executive compensation programs, the role the Compensation Committee plays in overseeing and developing our compensation programs and philosophy, and the reasons for our compensation programs and the compensation provided to our named executive officers. We urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement so you may better understand our compensation programs on which you are being asked to vote.

Shareholders are being asked to approve the adoption of the following resolution:

“RESOLVED, that the shareholders of Mistras Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2019 annual meeting of shareholders pursuant to rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures and any other relevant information.”

While the results of the shareholder vote on executive compensation is non-binding, the Compensation Committee and the Board value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions.

Vote Required and Recommendation of the Board. The advisory vote on executive compensation will be approved if a majority of the shares of common stock present or represented by proxy at the 2019 Annual Meeting vote FOR this item. The Board intends to vote all proxies to approve executive compensation, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends that you vote FOR adoption of the resolution approving on an advisory basis the executive compensation of our named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the 2019 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2019.

Richard Glanton (Chairman)
James Forese
Manuel Stamatakis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation programs and policies have been developed to link incentive compensation to Company performance and increases in shareholder value and pay amounts that are reasonably competitive, fair and based upon each executive officer’s contributions to performance.

For 2018, the Compensation Committee has retained the same equity plan for incentive compensation as was used in 2017. For the annual bonus plan, the Compensation Committee eliminated the EBITDAS Margin metric, as this overlapped with the Adjusted EBITDAS metrics, but the plan is otherwise the same as was used for 2017.

Overview and Philosophy

Our executive compensation objectives are to have compensation programs and policies that (1) align individual performance with our operational objectives, (2) attract and retain talent that is needed to be successful and achieve our strategic objectives, and (3) pay for performance. Overall, the objectives of our executive compensation programs are to achieve strategic business objectives that are aimed at growing our business profitably and aligning the long-term interests of our executives and shareholders.

Our current compensation program for our executive officers includes our “named executive officers,” who are listed in the Summary Compensation Table below. We have two incentive programs, an annual cash incentive or “bonus plan” and an equity incentive plan or equity plan. The awards for both plans are based primarily on the Company’s financial performance, with the bonus plan being a cash program, while the equity plan awards equity interests in the Company. The objective of the bonus plan is to pay executive officers currently in cash based on the Company’s and the executives’ performance that year. The equity plan offers the opportunity for long-term rewards that will provide incentives for our executive officers to remain with us and enhance the long-term value of the Company for the shareholders.

Role of Compensation Committee

The Compensation Committee is responsible for the executive compensation program design and decision-making process, with input from the Executive Chairman and the CEO. The Compensation Committee annually reviews the performance of the Executive Chairman and the CEO and establishes their compensation. For 2018, both the Executive Chairman and the President and CEO provided the Compensation Committee with their assessment of the other members of senior management and their recommendations for their compensation. The Compensation Committee consists of three directors who meet the independence requirements of the NYSE (Messrs. Forese, Glanton and Stamatakis).

The Compensation Committee has an active role in overseeing the design and implementation of the two incentive programs. In addition, the Compensation Committee worked closely with senior management to develop a peer group for purposes of benchmarking compensation. The Compensation Committee, from time to time, utilizes the services of an independent compensation consultant, Pay Governance LLC, to review the compensation programs, assist in the development of the incentive plans and review the peer group. Pay Governance was utilized by the Compensation Committee in 2017 and 2018 to advise the Compensation Committee on the new compensation for Mr. Bertolotti in his role as CEO, Mr. Wolk in his role as COO and Dr. Vahaviolos in his role as Executive Chairman. Pay Governance was retained directly by the Compensation Committee and any services rendered for us were as directed by the Compensation Committee.

Components of Executive Compensation for 2018

The principal components of our current executive compensation program are base salary, the cash bonus plan and the equity incentive plan awards. Although each element of compensation described below is considered separately, our Compensation Committee takes into account the aggregate compensation package for each executive officer in its determination of each individual component of that package. We also provide some benefits, such as car allowances or company vehicles, but these are not a significant portion of our compensation program.

Base salary is a fixed compensation amount paid during the fiscal year. Each named executive officer’s base salary is reviewed annually by the Compensation Committee. The Compensation Committee takes into account benchmarking information regarding our executive officers’ base salary against an industry peer group and broader database when determining adjustments to executive officers’ salaries.

The bonus plan and equity plan for our executive officers are performance based, and are tied to our results as described below. The objective of these plans is to link compensation to our performance. The Compensation Committee believes that our named executive officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability. Reflecting this philosophy, at target levels of awards for the bonus plan and equity plan for 2018, 50% or more of total compensation for all our named executive officers is performance-based, and 75% of our CEO’s total compensation is performance-based.

Under the cash bonus plan, executive officers can earn a percentage of their base salary based upon our performance against specific metrics. The equity plan provides executive officers with the opportunity to earn restricted stock units (“RSUs”) based on our performance against specific metrics. The metrics are given different weightings, and executive officers earn their awards based upon our performance relative to the specific metrics. In addition, each metric has a minimum threshold, below which no cash bonus or RSUs can be earned for that metric.

Each executive has a target award potential he or she can earn under each program expressed as a percentage of the executive’s base salary. If the performance for a specific metric is at the target level, the executive will receive 100% of his or her target award related to that metric. Each executive officer can earn between 0% and 200% of his or her target award, based upon performance against specific metrics.

The following are the 2018 target awards for our named executive officers under each program:

		Percentage of Base Salary
Name	Position	Bonus Plan	Equity Plan
Dennis Bertolotti	President and Chief Executive Officer	100%	200%
Edward Prajzner	Sr. Vice President, Chief Financial Officer and Treasurer	50%	50%
Sotirios Vahaviolos	Executive Chairman	75%	—
Jonathan Wolk	Sr. Executive Vice President and Chief Operating Officer	80%	125%
Michael Lange	Vice Chairman and Sr. Executive Vice President, Strategic Planning and Business Development	65%	110%
Michael Keefe	Executive Vice President, General Counsel and Secretary	50%	80%

Bonus Plan

For 2018, performance metrics for the bonus plan were as follows:

•	Adjusted EBITDAS: net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, acquisition related items, and other unusual and/or nonrecurring expenses
•	Revenue
•	Free cash flow: cash flow from operating activities, less cash used for purchases of property, plant and equipment and intangible assets

These metrics account for 80% of the total award opportunity and the targets for these metrics were established at the beginning of 2018 based upon the Company’s internal plan and budget. These metrics were selected for the bonus plan because these are some of the primary metrics management and the Board use to evaluate the Company’s performance. The remaining 20% of the award potential for all executive officers is based upon the individual executive officer’s performance.

A minimum of 90% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 90% of the target performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 90% and 100% of the target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight-line interpolation between 50% and 100%, with each 1% increase in performance against target above the 90% performance level equating to a 5% increase in percentage of target award. If the performance for a specific metric exceeds 100% of the target performance level, the executive officer will receive more than 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of the target performance level. If performance is between 100% and 120% of target performance level for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight-line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in percentage of target award. The Compensation Committee determines the individual performance portion of the bonus plan award for named executive officers, with input from the Executive Chairman for the CEO’ individual performance portion, and from the Executive Chairman and the CEO for the other named executive officers’ individual performance portion.

Equity Plan

For 2018, the performance metrics for the equity plan were as follows:

•	Operating income
•	Adjusted EBITDAS (measured in the same manner as the bonus plan)
•	Revenue

These metrics accounting for 80% of the total award opportunity and the targets for these metrics were established at the beginning of 2018 based upon the Company’s internal plan and budget. These metrics were selected for the equity plan because these are some of the primary metrics management and the Board use to evaluate the Company’s performance. The remaining 20% of the award potential is based upon the individual executive officer’s performance.

Under the equity plan, if the performance for a specific metric is at target level, the executive will receive 100% of his target award related to that metric. Each executive officer can earn between 0% and 200% of his target award, based upon performance. A minimum of 80% of the target performance level of a metric must be achieved for an executive officer to receive any award for that metric. At 80% of performance level, the executive officer will receive 50% of his target award related to that metric. If performance is between 80% and 100% of target for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight-line interpolation between 50% and 100%, with each 1% increase in performance against target above the 80% level equating to a 2.5% increase in the percentage of target award. If the performance for a specific metric exceeds 100% of the target level, the executive officer will receive more than 100% of his target award related to that metric, to a maximum of 200% of his target award if the performance for the metric equals or exceeds 120% of target. If performance is between 100% and 120% of target performance for a metric, the executive officer will receive a percentage of his target award for that metric based upon a straight-line interpolation between 100% and 200%, with each 1% increase in performance against target above the 100% level equating to a 5% increase in the percentage of target award. The Compensation Committee determines the individual performance portion of the bonus plan award for named executive officers, with input from the Executive Chairman for the CEO’s individual performance portion, and from the Executive Chairman and the CEO for the other named executive officers’ individual performance portion.

The equity plan target award for each executive officer was established in RSUs based upon the stock price in March 2018 after we released results for 2017. At the end of the year, an executive officer will be awarded RSUs based upon our performance against the metrics and the executive officer’s individual performance, which is then applied to the executive officer’s target award of RSUs. For example, if an executive officer has a target award of 10,000 RSUs and the Company and individual performance results in the executive officer achieving 115% of target award, that executive officer would be awarded 11,500 RSUs. The RSUs an executive officer receives will vest 25% per year, the first 25% being on the anniversary of the date on which the earned award is deemed final (the date of filing our Form 10-K for the fiscal year), and the last three on each of the second, third and fourth one-year anniversary dates of end of the year for which the RSUs were earned.

Benchmarking and the Role of Compensation Consultant

To assist in the assessment of the appropriateness and competitiveness of our compensation programs, management and the Compensation Committee, with the assistance of Pay Governance, developed a peer group. In deciding the companies to include in the compensation peer group, management and the Compensation Committee focused on companies that are involved in or related to the asset protection industry or industrial business services, and primarily selected firms that were generally in the range of 50% to 200% of our size with respect to revenues and/or market capitalization.

The compensation peer group consists of the following companies:

Aegion Corporation	Badger Meter Inc.
Circor International, Inc.	Exponent Inc.
Matrix Service Company	Team, Inc.

The Compensation Committee uses the peer group to assess the competitiveness of our compensation programs and the various components and to assist the Compensation Committee in making compensation decisions. The Compensation Committee considers base salaries, target award levels, total cash compensation (base salary and cash bonus awards), long-term equity compensation, and total compensation in this assessment.

As mentioned above, the Compensation Committee utilized Pay Governance in 2017 and 2018 to advise on the compensation for Dr. Vahaviolos, Mr. Bertolotti and Mr. Wolk in the roles they took over in August 2017. Pay Governance does not perform any work for our management and is retained only by the Compensation Committee.

2018 Compensation

The following is a discussion of the decisions made on the various components of executive compensation for 2017 for our named executive officers.

Base Salary

Executive officers are reviewed and provided with salary adjustments, if any, after the conclusion of the fiscal period. This enables the Compensation Committee to make decisions after reviewing our financial performance during the then just completed fiscal year and evaluating the executive officers’ performance during that period. Our executive officers’ annual salaries for 2018 were $475,000 Dennis Bertolotti, $325,000 for Edward Prajzner, $413,000 for Jonathan Wolk; $425,000 for Sotirios Vahaviolos, $355,360 for Michael Lange; and $297,150 for Michael Keefe.

Bonus Plan and Equity Plan Results

With respect to the bonus plan, the Company achieved above target for revenue so the payout for this metric exceeded 100%. Adjusted EDITDAS was below target but above the minimum threshold, so a partial payout was received for this metric, but less than 100%. The Company was below the target and minimum threshold for free cash flow, therefore no payout was earned with respect to this metric. Accordingly, all our named executive officers earned less than 100% of their target bonus. Set forth below for the bonus plan are the performance metrics, the weight of each metric, the target performance for the metric and the 2018 results for the respective metric.

Cash Bonus Plan
Metric	Weight	Target	Result
Revenue	20%	$725	$742.3
Adjusted EBITDAS*	30%	$81	$73.4
Free Cash Flow*	30%	$55	$20.5

(All dollar amounts in millions)

Similarly, we performed above target for revenue but below target on the other two metrics (Adjusted EBITDAS and operating income) for the equity plan and therefore all our named executive officers earned less than 100% of their target RSU awards. We were above the threshold of 80% for adjusted EBITDAS, therefore a partial payout was earned for that metric, but we performed below the minimum threshold for operating income so no payout was earned for that metric. Set forth in the following table are the metrics for the equity plan, the weight of each metric, the target performance for the metric and the 2018 results for the respective metric.

Equity Incentive Plan
Metric	Weight	Target	Result
Revenue	20%	$725	$742.3
Adjusted EBITDAS*	25%	$81	$73.4
Operating Income	35%	$38	$22.2

(All dollar amounts in millions)

*	Adjusted EBITDAS and free cash flow are financial measurements which are not determined in accordance with U.S. generally accepted accounting principles (“GAAP”). Exhibit A contains a reconciliation of these non-GAAP financial measurements to financial measurements determined in accordance with GAAP.

The following are the target awards for each named executive officer for the bonus plan and the equity plan and his actual awards earned under each plan based upon 2018 results. Each named executive officer received 85% of his target award for the individual performance under both the annual bonus plan and the equity plan. The Compensation Committee decided on awards below target because the Company’s performance was below target, but determined that some level of awards was warranted because the Company was still profitable in a very difficult market.

	Cash Bonus Plan ($)			Equity Incentive Plan (RSUs) (#)
Name	Target	Actual Award	Actual as a % of target	Target	Actual	Actual as a % of target
Dennis Bertolotti	475,000	263,625	55.5%	49,248	28,749	58.4%
Edward Prajzner	162,500	90,187	55.5%	8,424	4,918	58.4%
Jonathan Wolk	330,400	183,372	55.5%	26,763	15,623	58.4%
Sotirios Vahaviolos	318,750	176,906	55.5%	—	—	—
Michael Lange	230,984	128,196	55.5%	20,246	11,829	58.4%
Michael Keefe	148,575	82,459	55.5%	12,323	7,194	58.4%

In March 2018, the Compensation Committee awarded Mr. Bertolotti and Mr. Wolk additional equity awards. Mr. Bertolotti received 4,744 RSUs to compensate him for his increased base salary and target award level increase that became effective August 10, 2017, and Mr. Wolk received 1,160 RSUs to compensate him for his increased base salary and target award level increase that became effective August 10, 2017. The Compensation Committee considered these awards part of the 2017 equity plan but for accounting and SEC reporting purposes, these awards are included in 2018. In March 2018, the Compensation Committee also awarded Mr. Bertolotti 5,000 RSUs for his promotion to CEO and Mr. Wolk an award of 2,500 RSUs for his promotion to COO.

Actions for 2019

The Compensation Committee is keeping the metrics and weighting for the bonus plan and the equity plan the same in 2019 as they were in 2018. On a longer-term basis, the Compensation Committee will be considering different metrics for the equity plan. The Compensation Committee approved an increase in Mr. Bertolotti’s base salary to $525,000, a $50,000 increase, to bring him near the median base salary for CEOs in the peer group. Mr. Prajzner’s base salary was increased $25,000 to $350,000 and his targets for the bonus plan and the equity plan were increased to 65% and 80% of his base salary, respectively. Messrs. Wolk, Lange and Keefe were awarded 3% increases, and Dr. Vahaviolos’ base salary remained unchanged.

Overall Compensation for 2018 Performance

The Compensation Committee reviews compensation awarded to our executive officers based on compensation and awards related to a particular fiscal period, and our performance for that period. Due to the SEC disclosure rules for the Summary Compensation Table under “Executive Compensation,” the compensation set forth in that table for a particular year does not necessarily align with the actual compensation related to that year. The equity compensation in the Summary Compensation Table is based upon accounting and SEC rules, which requires that we include the entire potential target award for the equity plan, regardless of how much of the award is ultimately earned by the named executive officers. In 2018 and 2017, however, our named executive officers earned less than the amount disclosed, as the payouts were 58.4% and 51.6% of target for 2018 and 2017, respectively. Similarly, amounts shown in the summary compensation table under stock awards for transition 2016 report the grant date value when the target RSUs awards were established early in the fiscal period, based on accounting and SEC rules. However, the actual awards for transition 2016 were much less because (a) the target awards were pro-rated for a seven-month transition period, and (b) the awards were further reduced below the pro-rated target based upon Company performance. For fiscal 2016, the Company over achieved its results, and the payouts for the fiscal 2016 were in excess of the amounts disclosed in the Summary Compensation Table for equity awards for fiscal 2016. Accordingly, the Compensation Committee considers awards based on the performance for the period for which the named executive officer is being compensated, which may not align with the summary compensation table disclosures.

Role of Executive Officers in Setting Compensation

Dr. Vahaviolos plays a role in setting compensation for executive officers, as has been the case historically since he founded the Company close to 40 years ago. Dr. Vahaviolos has been operating in the NDT and asset protection industry for almost 40 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. In 2018, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee regarding our other executive officers and the level of overall equity awards, The Compensation Committee has also sought the input of Mr. Bertolotti regarding the compensation of other executive officers. Both of their input and recommendations are subject to the Compensation Committee’s independent review and approval. We expect this practice will continue in the future, as the Compensation Committee values Dr. Vahaviolos’ and Mr. Bertolotti’s input and guidance.

Impact of Tax Treatment

The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in our best interests and those of our shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.

Employment Agreements and Severance Arrangements

We have an employment agreement with Mr. Bertolotti for the positions of President and CEO and with Dr. Vahaviolos for the position of Executive Chairman. Mr. Bertolotti and the Company entered into his employment agreement on March 13, 2018 with an effective date of August 10, 2017. Mr. Bertolotti’s agreement will continue until terminated by either party as provided in the agreement. Mr. Bertolotti’s employment agreement is described further under “Employment Agreements” on page 31 and under the subheading “Dennis Bertolotti” under “Potential Payments upon Termination of Employment or Change of Control” on page 28. Dr. Vahaviolos and the Company entered into his employment agreement on February 28, 2018 with an effective date of August 10, 2017. That agreement is currently in its initial term which expires September 1, 2020, and then will automatically renew for successive one-year periods in the absence of an election by either party to terminate. Dr. Vahaviolos’ employment agreement is described further under “Employment Agreements” on page 31 and under the subheading “Sotirios Vahaviolos” under “Potential Payments upon Termination of Employment or Change of Control” on page 28.

We established a severance plan for our other named executive officers that is explained in “Potential Payments upon Termination of Employment” under the subheading “Our Other Named Executive Officers.” on page 30.

Compensation Policies

Stock Ownership Guidelines

The Compensation Committee and Board have established stock ownership guidelines for our executive officers. Our CEO is required to hold shares of our common stock with a value of at least five times his annual base salary and all other executive officers are required to hold shares of our common stock with a value of at least two times their annual base salary. Future executive officers will have five years from their appointment to meet the guidelines. Unexercised options and unearned performance shares or performance RSUs are not counted toward meeting the guidelines until earned. If an executive officer is not meeting the minimum ownership guidelines (even if before the date he must meet them), the executive officer is required to hold all shares received from the vesting or exercise of an equity award during the preceding 36 months (other than shares withheld to pay withholding taxes and shares acquired upon the exercise of options which are sold to cover the exercise price) until the guidelines are met. For 2018, all our directors and executive officers were in compliance with stock ownership guidelines.

Claw-Back Policy

We have established an incentive compensation recoupment policy, pursuant to which we may recoup both cash and equity incentive compensation from executive officers. If we have a significant restatement of previously issued financial statements caused by the fraud or willful misconduct of one or more of our executive officers (such executive officers shall be referred to as “culpable officers”), as determined by the Compensation Committee in its reasonable judgment after consultation with the Audit Committee, and the culpable officers received incentive compensation based upon the results of the financial statements which are subject to the significant restatement, the policy provides for the following.

The Compensation Committee will recalculate the incentive compensation for the period or periods related to the restated financial statements that the culpable officers should have received, based upon the restated financial statements. If the incentive compensation the culpable officers received is greater than the recalculated amount of incentive compensation as determined by the Compensation Committee, then the Compensation Committee will seek to recoup from the culpable officers such excess incentive compensation. The Compensation Committee will determine the manner and timing by which we will seek recovery from the culpable officers, including the cancellation of equity awards and setoff against current or future compensation, to the extent permitted by law.

Hedging Prohibitions

Our Insider Trading Compliance Policy prohibits all our employees, including our executive officers and directors, from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short, (iii) purchasing our securities on margin, or (iv) entering into any other transaction or buying any financial instrument that directly or indirectly hedges or offsets any decrease in the value of Mistras common stock (or is designed to do so).

Continuing Review of Compensation Practices

We will continue to review our compensation practices and programs and will consider changes as the Compensation Committee deems appropriate to meet our compensation goals. No material changes are planned for 2019.

Risk Assessment of Compensation Practices and Programs

Our Compensation Committee and senior management assessed whether our compensation practices and programs for our executive officers and other employees pose any material risk to us and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, any persons who served in the role of principal executive officer or principal financial officer during 2018, and each of the next three most highly compensated executive officers in 2018. Both Mr. Prajzner and Mr. Wolk served in the role of Chief Financial Officer during 2018. We refer to these individuals as our “named executive officers.” The table discloses the compensation for 2018 and 2017, the seven-month transition period ended December 31, 2016, which is designated as “TP 2016” and the fiscal year ended May 31, 2016, which is designated “FY.”

Name and principal position	Fiscal Period	Salary ($)	Bonus ($)	Stock Awards $(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis Bertolotti President and Chief Executive Officer	2018	482,308		1,145,641	263,625	18,925	1,910,499
	2017	417,269		494,000	253,945	19,639	1,184,853
	TP 2016	225,192		739,091	67,707	12,632	1,044,622
	FY 2016	306,885	50,000	630,444	242,770	15,840	1,245,939

Edward J. Prajzner	2018	320,000		163,931	90,187	15,496	589,614
Sr. Vice President, Chief Financial Officer and Treasurer since January 5, 2018

Jonathan H. Wolk Sr. Executive Vice President and Chief Operating Officer; Chief Financial Officer and Treasurer to January 4, 2018	2018	413,000		591,126	183,372	19,312	1,206,810
	2017	385,654		404,800	200,698	17,226	1,008,378
	TP 2016	225,654		527,349	60,885	8,922	822,810
	FY 2016	338,000	25,000	594,246	303,447	20,997	1,281,690

Sotirios J. Vahaviolos Executive Chairman	2018	425,000		—	176,906	39,935	641,841
	2017	504,400		1,008,800	312,991	32,000	1,858,191
	TP 2016	310,400		1,008,789	109,131	16,454	1,444,783
	FY 2016	504,000		963,442	699,839	29,587	2,197,268

Michael J. Lange Vice Chairman and Senior Executive Vice President, Strategic Planning and Business Development	2018	353,446		394,337	128,196	24,858	900,837
	2017	345,000		379,500	163,708	15,608	903,816
	TP 2016	200,213		502,051	57,080	11,137	770,481
	FY 2016	316,400	25,000	638,174	270,307	10,494	1,260,375

Michael C. Keefe Executive Vice President, General Counsel and Secretary	2018	294,810		239,806	82,459	23,875	640,950
	2017	283,000		226,400	103,298	20,251	632,949
	TP 2016	170,331		226,391	36,017	10,867	443,606
	FY 2016	263,120		469,827	214,747	16,302	963,996
(1)	This column represents the value of RSUs, PSUs or performance based RSUs based upon their grant date fair value for stock compensation under FASB ASC Topic 718.
(2)	The amounts in this column represent the cash payments under the annual incentive program made to each named executive officer after the conclusion of the fiscal period, based upon the Company’s performance against financial metrics and the individual performance of the named executive officer during the fiscal period.
(3)	For All Other Compensation, no named executive officer received any perquisite or personal benefit which individually exceeded $25,000 and generally consisted of vehicle allowance or usage, group life insurance and Company matching of 401-(k) plan contributions.

Note on this table: The amounts in this table in the column “Stock Awards,” do not reflect the value of equity awards actually earned, due to the SEC rules for this column and accounting rules. In addition, the target amounts for TP 2016 were reduced proportionately to account for the seven-month transition period, but that reduction is not reflected in the “Stock Awards” column of this table. See “Overall Compensation for 2018 Performance” on page 23.

Grants of Plan-Based Awards in 2018

The following table provides information regarding grants of non-equity incentive awards for our named executive officers, as approved at the beginning of 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)
Dennis Bertolotti	(1)	237,500	475,000	950,000
Edward Prajzner	(1)	81,250	162,500	325,000
Jonathan Wolk	(1)	165,200	330,400	660,800
Sotirios Vahaviolos	(1)	159,375	318,750	637,550
Michael Lange	(1)	115,492	230,984	461,968
Michael Keefe	(1)	74,288	148,575	297,150
(1)	Amounts are potential payouts under the Company’s cash bonus plan for executive officers for 2018, which are based on Company performance. The threshold assumes minimum performance and minimum awards for individual performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout and maximum award for individual performance, which pays out at 200% of target award level. The actual awards earned for 2018 are included under the Non-Equity Incentive Plan Compensation in the Summary Compensation Table for 2018.

The following table provides information regarding the estimated future payouts of equity awards to our named executive officers granted in 2018.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Dennis Bertolotti	3-19-2018	24,624	49,248	98,496
Edward Prajzner	3-19-2018	4,212	8,424	16,848
Jonathan Wolk.	3-19-2018	13,382	26,763	53,526
Michael Lange	3-19-2018	10,132	20,264	40,528
Michael Keefe	3-19-2018	6,162	12,323	24,646
(1)	Amounts are potential payouts under the Company’s equity plan for executive officers which are based on Company performance. The threshold assumes minimum performance and minimum awards for individual performance, which pays at 50% of target award; maximum assumes performance at or above the levels needed for maximum payout and maximum award for individual performance, which pays out at 200% of target award level. The actual number of RSUs earned for 2018 are set forth on page 23.

Outstanding Equity Awards at December 31, 2018

The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of December 31, 2018:

	Option Awards			Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)(1)	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(2)(4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)(4)
D. Bertolotti	—	—	—	43,936	631,800	49,248	708,186
E. Prajzner			—	—	—	8,424	121,137
J. Wolk	—	—	—	34,395	494,600	26,763	384,852
S. Vahaviolos	1,950,000	13.46	9/01/2019	87,838	1,263,110	—	—
M. Lange	139,358	13.46	7/21/2019	29,301	421,348	20,264	291,396
M. Keefe	—	—	—	18,818	270,603	12,323	177,205

(1)	All options are exercisable; no un-exercisable or unvested options are outstanding.
(2)	These columns represent unvested RSUs which have only time-based vesting restrictions remaining.
(3)	These columns represent the performance-based RSUs granted for 2018, at the target award.
(4)	The market value is the number of shares multiplied by $14.38, the closing price of our common stock on December 31, 2018.

Option Exercises and Stock Vested in 2018

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Dennis Bertolotti	33,816	666,064
Edward Prajzner	—	—
Jonathan Wolk	27,452	532,205
Sotirios Vahaviolos	31,097	585,166
Michael Lange	30,300	587,922
Michael Keefe	20,531	396,962

No option awards were exercised in 2018

(1)	Value realized is the number of shares vesting on a particular day multiplied by the closing price of our common stock that day, or the immediately preceding trading day if shares vest on a day that is not a trading day.

Pension Benefits and Non-Qualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Pay Ratio of CEO

In 2018, we compared CEO pay to that of the median employee previously identified in 2017 using the methodology described in our 2018 proxy statement. We do not believe there have been changes in our employee population or employee compensation arrangements in 2018 that would significantly impact our median employee. For that reason, we used the employee identified in 2017 as the median employee for determining the pay ratio in 2018.

We collected the 2018 annual total compensation for the median employee using the same methodology we use for our named executive officers as disclosed in the Summary Compensation Table on page 26. The annual total compensation of our CEO in 2018 was $1,910,499 and the annual total compensation of the median employee was $63,996, resulting in a ratio of 30 to 1.

Potential Payments upon Termination of Employment or Change of Control

We have employment agreements for Dr. Vahaviolos and Mr. Bertolotti and a severance plan that covers our other named executive officers, providing them with benefits in connection with a termination of employment in certain circumstances. These arrangements are designed to provide some level of continued income and benefits upon the termination of employment with the Company under certain circumstances or, in certain cases, upon a change of control.

The following summarizes the payments and benefits that would be owed by us to the named executive officers under the circumstances described below, in each case assuming the event occurred on December 31, 2018.

Dennis Bertolotti

Event	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and Other Benefits	Total
Termination of employment by Company without cause/termination by Mr. Bertolotti for good reason and:
no change in control	$712,500	$712,500	$1,045,210	$48,326	$2,518,536
change of control	$950,000	$950,000	$1,339,986	$48,326	3,288,312
Termination of employment due to disability or death	$237,500	—	$1,045,210	$29,276	1,311,986
(1)	Mr. Bertolotti is entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 100% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Mr. Bertolotti for good reason. This amount does not include the amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Mr. Bertolotti as well.
(2)	Mr. Bertolotti’s RSUs vest upon the termination of his employment for any of the events listed above or upon a change of control. Performance RSUs will be deemed earned and vested (i) based upon performance for the year if employment is terminated without a change in control or (ii) at target if a change in control occurs. At December 31, 2018 Mr. Bertolotti had (a) 43,936 unvested RSUs and (b) 49,248 performance-based RSUs at target for 2018, of which 28,749 were earned. The closing price of our common stock on December 31, 2018 was $14.38 per share.

Termination without cause occurs if Mr. Bertolotti is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Mr. Bertolotti. If Mr. Bertolotti has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Mr. Bertolotti with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Mr. Bertolotti may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as President and CEO; (2) a material reduction in his base salary; (3) a material reduction in his short-term target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; (5) a relocation of his principal place of employment by more than 50 miles for the then current location; or (6) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

Termination in connection with a change in control occurs if Mr. Bertolotti’s employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Sotirios Vahaviolos

Event	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and Other Benefits	Total
Termination of employment by Company without cause/termination by Vahaviolos for good reason and:
no change in control	$637,500	$478,125	$1,263,110	$75,781	$2,454,516
change of control	$850,000	$637,500	$1,263,110	$75,781	$2,826,391
Termination of employment due to disability or death	$212,500	—	$1,263,110	$22,891	$1,498,501
(1)	Dr. Vahaviolos is entitled to 1-1/2 times (two times in case of change in control) of the greater of (a) bonus at 85% of salary or (b) current year’s bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason. This amount does not include the amounts under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid to Dr. Vahaviolos as well.
(2)	Dr. Vahaviolos’ RSUs vest upon the termination of his employment for any of the events listed above or if a change of control occurs. Performance RSUs will be deemed earned and vested (i) based upon performance for the year if employment is terminated without a change in control or (ii) at target if a change in control occurs. At December 31, 2018, Dr. Vahaviolos had 87,838 unvested RSUs. The closing price of our common stock on December 31, 2018 was $14.38 per share.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos. If Dr. Vahaviolos has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Dr. Vahaviolos with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as Executive Chairman; (2) a material reduction in his base salary; (3) a material reduction in his short-term target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; or (5) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

Termination in connection with a change in control occurs if Dr. Vahaviolos’ employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Our Other Named Executive Officers

Under the severance plan, if an executive officer’s employment is terminated, the executive officer would receive the following:

•	If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason in a situation not involving a change in control, the executive officer will receive 12 months of base salary plus a pro rata portion of the annual cash bonus for the year in which employment is terminated.
•	If the executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason, in either case within 6 months before or 2 years after a change in control, he will receive 18 months of base salary plus 1-1/2 times his annual cash bonus at the executive officer’s target bonus opportunity.

If an executive officer’s employment is terminated by the Company without cause or the executive officer terminates employment for good reason, not in connection with a change in control, then while he is receiving the termination payment (so long as he is complying with the confidentiality requirements and the non-compete and non-solicitation restrictions which are conditions for severance benefits), all options and RSUs will continue to vest. Any outstanding performance-based awards will be earned and vested pro rata to the date of termination and the amount of any awards payable or vesting will be determined based on actual performance. Any vested stock options shall expire 90 days after the end of the severance period.

If an executive officer’s employment is terminated by the Company without cause or he terminates employment for good reason within 6 months before or 2 years after a change in control, all equity-based incentive awards granted to the executive officer which were not paid out or fully vested in connection with the change in control shall become fully vested immediately, with the payout under any performance-based awards being equal to the target amount.

The following sets forth the severance payments we would pay to our other named executive officers if their employment was terminated at the conclusion of 2018 by us without cause or by the executive officer for good reason. Under the severance policy, the terms termination “without cause” and “for good reason” are substantially the same as described above for Mr. Bertolotti.

Circumstance of Termination	Salary	Incentive Bonus(1)	Unvested Equity Awards(2)	Healthcare and Other Benefits	Total
No Change in Control
Edward Prajzner	$325,000	—	$70,721	$10,740	$406,460
Jonathan Wolk	$413,000	—	$471,966	$16,036	$901,002
Michael Lange	$355,360	—	$380,782	$4,995	$741,137
Michael Keefe	$297,150	—	$238,751	$14,662	$550,564

Change in Control
Edward Prajzner	$487,500	$243,750	$70,721	$10,740	$812,710
Jonathan Wolk.	$619,500	$495,600	$719,216	$16,036	$1,850,351
Michael Lange	$533,040	$319,824	$591,449	$4,995	$1,449,308
Michael Keefe	$445,725	$222,863	$374,053	$14,662	$1,057,302
(1)	Does not include amounts paid under the column Non-Equity Incentive Plan Compensation in the Summary Compensation Table, which would be paid as well.
(2)	Includes 2018 performance based RSUs earned based upon actual performance.

Employment Agreements

Bertolotti Employment Agreement

We entered into an employment agreement with Dennis Bertolotti on March 13, 2018 for the position of President and Chief Executive Officer, with an effective date of August 10, 2017. The agreement will continue until Mr. Bertolotti’s employment is terminated as provided in the agreement. Beginning the effective date, Mr. Bertolotti’s annual base salary became $475,000; his target for the annual cash incentive program became 100% of his base salary; and his target for the equity incentive plan is 200% of his base salary.

Under the employment agreement, Mr. Bertolotti may be entitled to receive payments and other benefits upon the termination of his employment. Mr. Bertolotti is entitled to 1-1/2 times (two times in case of change in control) of his base salary plus his target bonus in case of termination by (i) the Company without cause or (ii) Mr. Bertolotti for good reason. In those cases, Mr. Bertolotti (a) will also receive a pro rata portion of his bonus and equity award for the year in which his employment is terminated, and (b) will be deemed to have satisfied in full any service-based vesting conditions under any then outstanding long-term incentive awards.

All outstanding equity-based incentive awards granted to Mr. Bertolotti shall become fully vested immediately before the occurrence of a change in control if (a) Mr. Bertolotti is then still employed by or in the service of the Company, or (b) within six months preceding the change in control, Mr. Bertolotti’s employment is terminated by the Company without cause or by him for good reason, with the payout under any performance-based award being equal to the target amount.

Termination in connection with a change in control occurs if Mr. Bertolotti’s employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Termination without cause occurs if Mr. Bertolotti is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Mr. Bertolotti. If Mr. Bertolotti has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Mr. Bertolotti with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Mr. Bertolotti may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as President and CEO; (2) a material reduction in his base salary; (3) a material reduction in his total target incentive award opportunity during a calendar year ; (4) a breach by the Company of any of its material obligations under the employment agreement; (5) a relocation of his principal place of employment by more than 50 miles for the then current location; or (6) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

If any payment or benefit (including payments and benefits pursuant to this Agreement) that Mr. Bertolotti would receive in connection with a change in control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) the net after-tax benefit that Mr. Bertolotti would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Mr. Bertolotti would receive if the full amount of the Transaction Payments were paid to Mr. Bertolotti, then the Transaction Payments payable to Mr. Bertolotti will be reduced (but not below zero) so that the Transaction Payments due to Mr. Bertolotti do not exceed the amount of the Parachute Threshold.

The employment requires that Mr. Bertolotti comply with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition covenant expires on the first anniversary of the termination of Mr. Bertolotti’ employment and the non-solicitation covenant expires on the second anniversary. The non-disclosure covenant does not expire. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Mr. Bertolotti in favor of the Company, its affiliates, and their officers, directors and employees.

Vahaviolos Employment Agreement

We entered into an employment agreement with Dr. Vahaviolos on February 28, 2018 for the position of Executive Chairman of the Board, with an effective date of August 10, 2017. The agreement will continue until September 1, 2020, and thereafter shall continue for successive one-year periods unless either party gives 90 days prior notice of non-renewal. The agreement changes Dr. Vahaviolos’ compensation effective January 1, 2018, at which time his annual base salary became $425,000 and his target for the annual cash incentive program became 75% of his base salary. The agreement does not provide for participation by Dr. Vahaviolos in any equity incentive programs of the Company.

Under the employment agreement, Dr. Vahaviolos may be entitled to receive payments and other benefits upon the termination of his employment. Dr. Vahaviolos is entitled to 1-1/2 times (two times in case of change in control) of his base salary plus his target bonus in case of termination by (i) the Company without cause or (ii) Dr. Vahaviolos for good reason. In those cases, Dr. Vahaviolos (a) will also receive a pro rata portion of his bonus for the year in which his employment is terminated, and (b) will be deemed to have satisfied in full any service-based vesting conditions under any then outstanding long-term incentive awards.

All outstanding equity-based incentive awards granted to Dr. Vahaviolos shall become fully vested immediately before the occurrence of a change in control if (a) Dr. Vahaviolos is then still employed by or in the service of the Company, or (b) within six months preceding the change in control, Dr. Vahaviolos' employment is terminated by the Company without cause or by him for good reason, with the payout under any performance-based award being equal to the target amount.

Termination in connection with a change in control occurs if Dr. Vahaviolos’ employment is terminated without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or his employment is terminated by the Company without cause or he terminates his employment for good reason within two years after a change in control.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the

Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos. If Dr. Vahaviolos has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Dr. Vahaviolos with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as Executive Chairman; (2) a material reduction in his base salary; (3) a material reduction in his short-term target incentive award opportunity during a calendar year ; (4) a breach by the Company of any of its material obligations under the employment agreement; or (5) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

If any payment or benefit (including payments and benefits pursuant to this Agreement) that Dr. Vahaviolos would receive in connection with a change in control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) the net after-tax benefit that Dr. Vahaviolos would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefits Dr. Vahaviolos would receive if the full amount of the Transaction Payments were paid to Dr. Vahaviolos, then the Transaction Payments payable to Dr. Vahaviolos will be reduced (but not below zero) so that the Transaction Payments due to Dr. Vahaviolos do not exceed the amount of the Parachute Threshold.

The employment agreement imposes restrictive covenants on Dr. Vahaviolos, including non-disclosure, non-competition and non-solicitation covenants. The non-competition covenant expires on the first anniversary of the termination of Dr. Vahaviolos’ employment and the non-solicitation covenant expires on the second anniversary. The non-disclosure covenant does not expire. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of the Company, its affiliates, and their officers, directors and employees.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2020 annual shareholders meeting, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than December 9, 2019, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after December 9, 2019 in our proxy materials for the 2020 annual shareholders meeting.

A shareholder may also nominate directors or have other business brought before the 2020 annual shareholders meeting by submitting the nomination or proposal to us on or after January 16, 2020, and on or before February 15, 2020, in accordance with Section 2.14 of our bylaws. If, however, our 2020 shareholders meeting is held before April 15, 2020 or after July 14, 2020, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

Exhibit A

Net Income (Loss) to Adjusted EBITDA
(in thousands)

For the year ended December 31, 2018
GAAP: Net income (loss)	$6,845
Less: net (loss) income attributable to non-controlling interests, net of taxes	9
Net income (loss) attributable to Mistras Group, Inc.	6,836
Interest expense	7,950
Provision for income taxes	7,426
Depreciation and amortization	34,413
Share-based compensation expense	6,107
Pension Withdrawal expense	5,886
Gain on sale of subsidiary	(2,384)
Acquisition-related expense (benefit), net	532
Reorganization and other costs	4,758
Bad debt provision for troubled customers	650
Foreign exchange (gain) loss	1,311
Non-CAAP: Adjusted EBITDA	$73,485

Reconciliation of Net Cash Provided by Operating Activities (GAAP)
to Free Cash Flow (non-GAAP)
(in thousands)

For the year ended December 31, 2018
GAAP: Net cash provided by operating activities	$41,664
Less:
Purchases of property, plant and equipment	(20,584)
Purchases of intangible assets	(541)
Non-GAAP: Free cash flow	$20,539

Directions to Mistras Group Headquarters

195 Clarksville Road

Princeton Junction, New Jersey 08550

From Route 1 North from Trenton:

Take exit for Quakerbridge Road (County Road 533) heading south. Merge onto Quakerbridge Road heading south, then make left at traffic light at Clarksville Road (County Road 638). Stay on Clarksville Road for approximately 2 miles, and the entrance to Mistras headquarters will be on the left. Upon entering the parking lot, Mistras headquarters is the building on the right.

From Route 1 South from North Brunswick:

Take the second exit for Alexander Road. Merge onto Alexander Road and take to the traffic circle. Take the first turn off the traffic circle (¼ of the way around the traffic circle) on to North Post Road. Take North Post Road to the first traffic light, and make a right onto Clarksville Road. Take Clarksville Road approximately ½ mile to Mistras headquarters on right. Upon entering the parking lot, Mistras headquarters is the building on the right.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/14/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/14/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Dennis Bertolotti
02 Nicholas DeBenedictis
03 James J. Forese
04 Richard H. Glanton
05 Michelle J. Lohmeier
06 Manuel N. Stamatakis
07 Sotirios J. Vahaviolos
08 W. Curtis Weldon

The Board of Directors recommends you vote FOR proposals 2 and 3.

Proposal	For	Against	Abstain
2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of Mistras Group, Inc. for the year ending December 31, 2019.	☐	☐	☐
3. To approve on an advisory basis the compensation of Mistras Group named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000403247_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and the Annual Report are available at www.proxyvote.com

MISTRAS GROUP, INC.
Annual Meeting of Shareholders
May 15, 2019 8:30 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Dennis Bertolotti, Michael Keefe and Edward Prajzner, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MISTRAS GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Eastern Time on May 15, 2019, at the Mistras Group Headquarters, 195 Clarksville Road, Princeton Junction, New Jersey 08550, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000403247_2 R1.0.1.18